FOR IMMEDIATE RELEASE


CONTACT:     HUGH FRATER                  OR       RICHARD SHEA
             PRESIDENT AND CEO                     COO AND CFO
             ANTHRACITE CAPITAL, INC.              ANTHRACITE CAPITAL, INC.
             TEL: (212) 754-5535                   TEL: (212) 754-5579




           ANTHRACITE CAPITAL, INC. REPORTS 2000 INCOME OF $1.37
                      PER SHARE VERSUS $1.27 FOR 1999.

              RECORD QUARTERLY INCOME FROM OPERATING PORTFOLIO

NEW YORK, NY - FEBRUARY 12, 2001 - Anthracite Capital, Inc. (Anthracite) (NYSE: AHR) today reported net income for the year ended December 31, 2000 of $39,319,000 or $1.37 per common share ($1.28 diluted). Anthracite has declared and paid dividends of $1.17 per common share during the same period. For the year ended December 31, 1999 Anthracite reported a net income of $26,673,000 or $1.27 per common share ($1.26 diluted). Based on the $0.30 per common share quarterly dividend that was paid on January 31, 2001 and today's closing price of $9.14, Anthracite's annualized dividend yield is 13.13%.

For the quarter ended December 31, 2000, Anthracite reported net income of $11,282,000 or $0.36 per common share ($0.34 diluted) versus net income of $5,920,000 or $0.28 per common share (0.28 diluted) for the quarter ended December 31, 1999, and net income of $11,377,000 or $0.36 per common share ($0.34 diluted) for the quarter ended September 30, 2000. The components of fourth quarter 2000 earnings include $0.35 per share of operating income before other gains and losses versus $0.31 per share for the third quarter of 2000. Total interest income for the fourth quarter 2000 increased 4% over the third quarter of 2000. Interest income for the fourth quarter includes receipt of a prepayment penalty on one of the mezzanine investments of approximately $0.03 per common share. The fourth quarter results represent an annualized net interest margin of 5.55% on the operating portfolio and a weighted average cost of funds of 7.12%. Anthracite's annualized return on quarter end common stock equity was 17.16%.

Hugh Frater, president and CEO, stated "This was a good finish to a good year for Anthracite. In the face of dramatically rising short term interest rates we were able to deploy fresh capital to increase earnings and dividends. We increased investments in high yielding commercial real estate loans by over $100 million, and all are performing at or above expectations. Looking forward to 2001 we see a positive market environment for Anthracite. Falling short-term interest rates will reduce Anthracite's cost of borrowing and is positive for earnings. Regarding credit, while the economy is clearly slowing, we are generally not burdened by the excesses of commercial real estate supply that led to inadequate returns for commercial real estate lenders during prior slowdowns. Commercial delinquencies remain extremely low by historical standards and while we fully expect and plan for increases in delinquencies we have not yet observed any meaningful credit deterioration. The opportunities to deploy well-secured mezzanine capital at attractive prices remain strong and we will continue to balance this core strategy with investments in liquid investment grade assets."

GAAP book value at December 31, 2000 was $243,548,000 based upon market prices provided by dealers for securities available for sale. GAAP book value at September 30, 2000 was $244,432,000. The decline in GAAP book value of $884,000 over the quarter was due to changes in credit spreads and the credit downgrade of one tranche of Anthracite's commercial mortgage backed securities investments. The Company's investment securities portfolio is principally priced off of the 10-year U.S. Treasury note, and is hedged with various swap contracts. The ten-year treasury yielded 5.12% at December 31, 2000 down from 5.80% at September 30, 2000. The bulk of Anthracite's securities portfolio is classified as available for sale and, therefore, GAAP book value will change in response to changes in market prices for the assets it holds. As the available for sale portfolio matures, the GAAP book value of credit sensitive CMBS securities held by the Company will increase towards its original purchase cost provided that the Company's estimates of expected credit losses are reasonably accurate. The unrealized loss on these securities at December 31, 2000 was $87,000,000. This amount reflects the amount of recovery net of expected losses if the portfolio is held to maturity.

GAAP book value per common share declined approximately 0.4% from $8.01 at September 30, 2000 to $7.98 at December 31, 2000. These figures are net of the unrealized loss on the CMBS portfolio of $87,000,000 which is expected to be recovered as the portfolio matures. Since December 31, 2000, Anthracite's stock price has increased by 17.94% without adjustment for dividends.

DIVIDEND REINVESTMENT PLAN

Anthracite has a dividend reinvestment plan that provides current owners of its common stock with a simple, economical and convenient method of increasing their investment. For the fourth quarter dividend Anthracite used amounts invested through the plan to purchase shares on the open market. At such time as the company elects to issue stock directly, participants in the plan will be able to acquire fully registered stock directly from the company without commission. Anthracite is currently considering using the direct issuance feature if its share price remains above $8.00.

To request a prospectus and receive enrollment materials or to ask questions about the plan, interested investors and shareholders may contact Investor Relations, The Bank of New York (the Plan Administrator), at 1-800-524-4458 or Investor Relations, Anthracite Capital, Inc. at
212-409-3333.

Anthracite is a specialty finance company that is externally managed by BlackRock, Inc., a New York City based investment manager with over $200 billion in global assets under management. The company's principal business objective is to generate net income for distribution to stockholders from the spread between the interest income on its mortgage-backed securities and loan investments and the costs of financing these investments.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws. Anthracite's actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those detailed from time to time in Anthracite's reports and filings with the Securities and Exchange Commission.

For further information, please contact Hugh Frater, President and Chief Executive Officer at 212-754-5535 or Richard Shea, Chief Operating Officer and Chief Financial Officer at 212-754-5579, or visit Anthracite's website at www.anthracitecapital.com.




                          ANTHRACITE CAPITAL, INC.
                     STATEMENTS OF FINANCIAL CONDITION
                   (IN THOUSANDS, EXCEPT PER SHARE DATA)


-----------------------------------------------------------------------------------------------------------------------------

                                                                       December 31, 2000             December 31, 1999
                                                                       -----------------             -----------------


ASSETS
Cash and cash equivalents                                                            $  47,313                      $  22,265
Securities available for sale, at fair value
     Subordinated commercial mortgage-backed securities (CMBS)        $  288,386                       $  272,733
     Investment grade securities                                         389,436                          304,462
                                                                         -------                          -------
Total securities available for sale                                                    677,822                        577,195
Securities held for trading, at fair value                                              54,043                              -
Mortgage loan pools, available for sale, at fair value                                  71,535                              -
Commercial mortgage loans, net                                                         153,187                         69,611
Investments in real estate joint ventures                                               10,354                              -
Other assets                                                                            19,090                         10,591
                                                                               ----------------                ---------------
     Total Assets                                                                  $ 1,033,344                      $ 679,662
                                                                               ================                ===============

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Borrowings:
    Secured by pledge of subordinated CMBS                            $  161,608                        $ 162,738
    Secured by pledge of other securities available for sale
      and cash equivalents                                               356,491                          272,289
    Secured by mortgage loan pools                                        67,367                                -
    Secured by pledge of securities held for trading                      55,212                                -
    Secured by pledge of commercial mortgage loans                        78,664                           36,506
                                                                      ----------                        ---------
Total borrowings                                                                   $   719,342                      $ 471,533
Distributions payable                                                                    9,741                          6,079
Other liabilities                                                                       30,309                          3,767
                                                                               ----------------                ---------------
     Total Liabilities                                                                 759,392                        481,379
                                                                               ----------------                ---------------
Redeemable Convertible Preferred Stock                                                  30,404                         30,022
                                                                               ----------------                ---------------
Stockholders' Equity:
Common stock, par value $0.001 per share; 400,000 shares authorized;
     25,136shares issued and outstanding in 2000; and
     20,961 shares issued and  outstanding in 1999                                          25                             22
10% Series B preferred stock, liquidation preference $56,025                            43,004                              -
Additional paid-in capital                                                             315,533                        287,485
Distributions in excess of earnings                                                    (13,444)                       (18,107)
Accumulated other comprehensive loss                                                  (101,570)                      (101,139)
                                                                               ----------------                ---------------
      Total Stockholders' Equity                                                       243,548                        168,261
                                                                               ----------------                ---------------
      Total Liabilities and Stockholders' Equity                                   $ 1,033,344                      $ 679,662
                                                                               ================                ===============





                          ANTHRACITE CAPITAL, INC.
                          STATEMENTS OF OPERATIONS

                   (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                  For the Three           For the Year
                                                                   Months Ended               Ended
                                                                December 31, 2000      December 31, 2000
                                                                -----------------      -----------------

OPERATING PORTFOLIO
Income:
     Securities available for sale                               $ 20,025                $ 75,138
     Commercial mortgage loans                                      5,830                  14,355
     Mortgage loan pools                                            1,460                   6,481
     Earnings from real estate joint ventures                         323                     348
     Cash and cash equivalents                                        404                   1,313
                                                              ------------------------------------------
         Total income                                              28,042                  97,635
                                                              ------------------------------------------
Expenses:
     Interest                                                      13,784                  51,112
     Management fee                                                 2,400                   7,450
       Other expenses/income - net                                    862                   2,277
                                                              ------------------------------------------
         Total expenses                                            17,046                  60,839
                                                              ------------------------------------------
Income from operating portfolio                                    10,996                  36,796
                                                              ------------------------------------------
OTHER GAINS (LOSSES)
Gain on sale of securities available for sale                       1,512                   3,212
Loss on securities held for trading                                (1,166)                   (647)
Foreign currency loss                                                 (60)                    (42)
                                                              ------------------------------------------
Net Income                                                         11,282                  39,319
                                                              ------------------------------------------
Dividends and accretion on preferred stock                          2,317                   7,065
                                                              ------------------------------------------
Net Income Available to Common Shareholders                        $8,965                 $32,254
                                                              ==========================================
Income before other gains (losses) per share:
     Basic                                                        $ 0.35                  $ 1.26
     Diluted                                                      $ 0.33                  $ 1.19
Net income per share:
     Basic                                                        $ 0.36                  $ 1.37
     Diluted                                                      $ 0.34                  $ 1.28
Weighted average number of shares outstanding:
     Basic                                                        25,136                  23,587
     Diluted                                                      29,218                  27,668